Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

+1 212 506 5000

orrick.com

September 22, 2025

Neptune Insurance Holdings Inc.

400 6th Street S, Suite 2

St. Petersburg, Florida 33701

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Neptune Insurance Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 3, 2025 (File No. 333-289995), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for sale of 21,184,210 shares of Class A common stock of the Company, par value $0.00001 per share (the “Shares). We understand that the Shares are to be sold by certain selling stockholders of the Company (the “Selling Stockholders”) to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement (the “Underwriting Agreement”), substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the representatives of the several underwriters named in Schedule I thereto (the “Underwriters”).

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact, (d) the Registration Statement has been declared effective pursuant to the Securities Act and (e) a pricing committee of the board of directors will have taken action necessary to set the sale price of the Shares.

September 22, 2025

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares to be sold to the Underwriters by the Selling Stockholders pursuant to the Underwriting Agreement have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP